Exhibit 23.2

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 3, 2024, relating to the financial statements of Alpha Modus Corp. (the “Company”) as of and for the years ended December 31, 2023, and 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, in Insight Acquisition Corp.’s Amended Registration Statement (No. 333-276291) on Form S-4.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus included in such Amended Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

September 11, 2024

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas, 75251

Telephone: 972-239-1660/Facsimile: 972-219-1665

Toll Free: 877-853-4195

Web site: turnerstone.com